Exhibit 99.1

Company Contact:
Ornella Napolitano, VP and Treasurer
FiberTower Corporation
415-659-3580
onapolitano@fibertower.com

Investor Contact:
Cathy Mattison / Kirsten Chapman
Lippert/Heilshorn & Associates, Inc.
415-433-3777
cmattison@lhai.com

FIBERTOWER REPORTS 2010 FIRST QUARTER RESULTS

San Francisco, CA, May 6, 2010 — FiberTower Corporation (NASDAQ: FTWR), a wireless backhaul services provider, today reported results for the first quarter ended March 31, 2010.

Highlights: First Quarter 2010 Compared to First Quarter 2009

•                  Service revenues net of early termination liability (ETL) grew 17% to $17.2 million from $14.7 million.

•                  Average monthly revenue per deployed site also increased 17% to $1,842 from $1,572.

•                  Adjusted EBITDA net of ETL improved $3.1 million, or 63%, to a loss of $1.9 million from a loss of $5.0 million.

•                  Cash and cash equivalents balance was $47.5 million at March 31, 2010.

•                  Announced new sales agreements with Verizon Wireless, MetroPCS and DSCI, a telecommunications provider serving business communities in New England.

“We had a strong start to 2010 with revenue increasing 17% year-over-year and sales booked in the first quarter at the highest level in recent company history,” said Kurt Van Wagenen, FiberTower’s president and chief executive officer.  “Equally important, our sales momentum includes a good mix of business providing wireless backhaul solutions on existing sites and new sites that are adjacent to our existing network.  In addition, we are experiencing increasing demand for our Ethernet and fiber-led backhaul solutions.  We continue to believe that we are well positioned to execute on the robust market opportunities that we are seeing.”

2010 First Quarter Consolidated Results

Service revenues for the three months ended March 31, 2010 increased by $3.1 million, or 21%, to $17.8 million, compared to $14.7 million for the first quarter of 2009.  During the first quarter, FiberTower recorded $587,000 of non-recurring revenue associated with an early termination liability (ETL) of certain circuits.  Revenue excluding the ETL was $17.2 million, increasing 17% compared to the first quarter of 2009. The sale of incremental bandwidth to customers at existing sites drove the increase in service revenues during the first quarter of 2010.

Operating expenses were $26.5 million in the first quarter, compared to $28.3 million in the first quarter of 2009, decreasing primarily due to lower general and administrative expense.

First quarter 2010 Adjusted EBITDA loss improved to $1.3 million, or a loss of $1.9 million excluding ETL, compared to a loss of $5.0 million in the first quarter of 2009.  Adjusted

EBITDA is defined as net income (loss) from operations before interest, taxes, depreciation and amortization, impairment and restructuring charges, stock-based compensation, gain on early extinguishment of debt, debt exchange expenses, and other income (expense).  The reconciliation of Adjusted EBITDA, which is a non-GAAP financial measure, to net income (loss) is provided at the end of this news release.

Net loss for the first quarter 2010 was $11.8 million, compared to net income of $26.7 million in the first quarter of 2009.  Interest expense decreased $11.7 million year-over-year from $15.1 million to $3.4 million.  For the first quarter of 2009, net income included the recognition of a gain of $53.7 million on the early extinguishment of debt, and a $1.5 million income tax benefit as a result of a decrease in the deferred tax liability.

Liquidity and Capital Resources

During the first quarter of 2010, cash consumption was $3.1 million, compared to $29.1 million in the first quarter of 2009, which included the impact of debt repurchases and accrued interest payments totaling $23.3 million. Outstanding debt, including accretion, at March 31, 2010 was $156.3 million comprised of $125.8 million in the 9.0% Senior Secured Notes due 2016 and $30.5 million in the 9.0% Convertible Senior Secured Notes due 2012.

Capital expenditures for the first quarter of 2010 totaled $2.5 million, compared to $2.3 million in the first quarter of 2009.  Consolidated cash and cash equivalents at March 31, 2010 were $47.5 million, compared to $50.7 million at December 31, 2009.

“FiberTower’s consistently improving financial position has enabled us to actively pursue sales opportunities, which we believe will generate accelerating revenue growth as the year progresses,” said Thomas Scott, chief financial officer of FiberTower.  “We believe future quarterly growth rates may increase as we turn up more of the recently sold business and expect to grow 2010 revenue 17% to 21% over 2009 revenue of $63.2 million in line with our previous guidance.  Also, we expect to turn Adjusted EBITDA positive at a corporate level no later than the third quarter of 2010.”

Conference Call Details

FiberTower has scheduled a conference call for Friday, May 7 at 11:30 a.m. Eastern Time / 8:30 a.m. Pacific Time to discuss the first quarter 2010 financial results.  To participate on the live call, please dial 1-866-225-8754 at least 10 minutes before the start of the conference. International participants may dial 1-480-629-9692.  The conference ID number is 4285977.

Management will review a slide presentation concurrently via webcast summarizing results for the 2010 first quarter.  Investors may access the webcast and presentation from the “Investor Relations” section of the company’s website at www.fibertower.com/corp/investors-presentations-and-events.shtml

A telephone replay will be available until midnight PT on May 10th by dialing 1-800-406-7325 or 1-303-590-3030, and entering pass code #4285977.  A replay will also be available at the web address above for 90 days.

About FiberTower

FiberTower is a backhaul and access services provider focused primarily on the wireless carrier market. With its extensive spectrum footprint in 24 GHz and 39 GHz bands, carrier-class fiber and microwave networks in 13 major markets and master service agreements with nine U.S. wireless carriers, FiberTower is considered to be the leading alternative carrier for wireless backhaul. FiberTower also provides backhaul and access service to government and enterprise markets. For more information, please visit our website at www.fibertower.com.

Forward-Looking Statements

This news release includes “forward-looking” statements, as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, or SEC, in its rules, regulations and releases.  Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  These include statements regarding, among other things, our future financial performance and results of operations including guidance for expected ranges of 2010 revenue, Adjusted EBITDA and capital expenditures, our financial and business prospects, the deployment of our services, capital requirements, financing prospects, planned capital expenditures, expected cost per site, anticipated customer growth, expansion plans, and anticipated cash balances.  There are many risks, uncertainties and other factors that can prevent the achievement of goals or cause results to differ materially from those expressed or implied by these forward-looking statements including, among other things, negative cash flows and operating losses, additional liquidity requirements, potential loss of significant customers, downturns in the wireless communication industry, regulatory costs and restrictions, potential loss of FCC licenses, equipment supply disruptions and cost increases, competition from alternative backhaul service providers and technologies, along with those risk factors described in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC.

FIBERTOWER CORPORATION

Condensed Consolidated Statements of Operations

(unaudited)

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009
Service revenues	$17,823	$14,719
Operating expenses:
Cost of service revenues (excluding depreciation and amortization)	13,997	14,141
Sales and marketing	1,019	993
General and administrative	5,097	6,143
Depreciation and amortization	6,371	7,023
Total operating expenses	26,484	28,300
Loss from operations	(8,661)	(13,581)
Other income (expense):
Interest income	25	154
Interest expense	(3,362)	(15,115)
Gain on early extinguishment of debt, net	—	53,671
Miscellaneous income, net	190	115
Total other income (expense), net	(3,147)	38,825
Income (loss) before income taxes	(11,808)	25,244
Income tax benefit	—	1,468
Net income (loss)	$(11,808)	$26,712

Basic and diluted net income (loss) per share attibutable to common stockholders	$(0.26)	$1.76

Shares used in computing basic and diluted net income (loss) per share	45,645	14,675

FIBERTOWER CORPORATION

Condensed Consolidated Balance Sheets

(In thousands, except par value)

	March 31, 2010	December 31, 2009
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$47,533	$50,669
Restricted cash and investments, current portion	3,974	3,898
Accounts receivable, net of allowances of $65 and $50 at March 31, 2010 and December 31, 2009, respectively	6,036	6,824
Prepaid expenses and other current assets	2,192	2,119
Total current assets	59,735	63,510
Restricted cash and investments, net of current portion	7,671	7,702
Property and equipment, net	217,612	221,417
FCC licenses	287,495	287,495
Intangible and other long-term assets, net	4,257	4,302
Total assets	$576,770	$584,426

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$2,786	$3,209
Accrued compensation and related benefits	2,124	1,769
Accrued interest payable	2,059	465
Other accrued liabilities	792	1,138
Current portion of accrued restructuring costs	1,232	1,215
Current portion of obligation under capital lease	253	253
Total current liabilities	9,246	8,049
Other liabilities	1,042	809
Deferred rent	7,362	7,206
Asset retirement obligations	4,688	4,550
Accrued restructuring costs, net of current portion	1,309	1,560
Obligation under capital lease, net of current portion	3,515	3,471
Long-term debt	156,253	154,528
Deferred tax liability	71,904	71,904
Total liabilities	255,319	252,077
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 400,000 shares authorized, 45,803 and 45,701 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	46	46
Additional paid-in capital	959,727	958,817
Accumulated deficit	(638,322)	(626,514)
Total stockholders’ equity	321,451	332,349
Total liabilities and stockholders’ equity	$576,770	$584,426

FIBERTOWER CORPORATION

Condensed Consolidated Statements of Cash Flows

(unaudited)

(In thousands)

	Three Months Ended March 31,
	2010	2009
Operating activities
Net income (loss)	$(11,808)	$26,712
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	6,371	7,023
Impairment of long-lived assets and other charges	45	103
Increase in deferred rent	156	344
Accretion of asset retirement obligations	138	121
Accretion of accrued restructuring charges	72	104
Accretion of obligation under capital lease	45	—
Gain on early extinguishment of debt, net	—	(53,671)
Increase in carrying value of Notes due 2016	1,420	—
Accretion of Notes due 2012	305	5,035
Amortization of debt issuance costs	31	328
Stock-based compensation	903	1,401
Income tax benefit	—	(1,468)
Net changes in operating assets and liabilities:
Accounts receivable, net	788	790
Prepaid expenses and other current assets	(73)	501
Other long-term assets	(61)	21
Accounts payable	(423)	(1,450)
Accrued compensation and related benefits	355	163
Accrued interest payable	1,594	9,133
Other accrued liabilities	(420)	(396)
Net cash used in operating activities	(562)	(5,206)
Investing activities
Increase in restricted cash and investments	(45)	(147)
Purchase of property and equipment	(2,536)	(2,336)
Net cash used in investing activities	(2,581)	(2,483)
Financing activities
Cash paid for repurchases of Notes due 2012	—	(21,419)
Proceeds from exercise of stock options	7	—
Cash provided (used) in financing activities	7	(21,419)
Net decrease in cash and cash equivalents	(3,136)	(29,108)
Cash and cash equivalents at beginning of period	50,669	154,357

Cash and cash equivalents at end of period	$47,533	$125,249

Supplemental Disclosures
Cash paid for interest on Notes due 2012 repurchased	$—	$1,859

Reconciliation of Non-GAAP Financial Measures:

This news release includes the use of Adjusted EBITDA, which is a non-GAAP financial measure management uses to monitor the financial performance of the company’s operations.  This measurement, together with GAAP measures such as revenue and loss from operations, assists management in its decision-making processes relating to the operation of the company’s business.  Adjusted EBITDA is defined as net income (loss) from operations before interest, taxes, depreciation and amortization, impairment and restructuring charges, stock-based compensation, gain on early extinguishment of debt, debt exchange expenses and other income (expense).  Adjusted EBITDA is not a substitute for operating income, net income (loss), or cash flow used in operating activities as determined in accordance with GAAP, as a measure of performance or liquidity.  In addition, the company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.  This non-GAAP financial measure should be viewed in addition to, and not as an alternative for, the company’s reported financial results as determined in accordance with GAAP.  During the first quarter of 2010, FiberTower recorded $587,000 in revenue associated with an early termination liability (ETL) of certain circuits. As this is not recurring revenue the company has adjusted revenue and Adjusted EBITDA to exclude the ETL. The following table shows the calculation of the company’s total Adjusted EBITDA reconciled to net income (loss) and the reconciliation of revenue and Adjusted EBITDA excluding the ETL.

FIBERTOWER CORPORATION

Reconciliation of GAAP to Adjusted EBITDA

(In thousands)

	Three months ended
	3/31/10	12/31/09	3/31/09
Net income (loss)	$(11,808)	$(27,798)	$26,712
Adjustments:
Depreciation and amortization	6,371	6,800	7,023
Stock-based compensation	903	4,462	1,401
Exchange offer and redemption of debt expenses	—	4,222	—
Interest income	(25)	(36)	(154)
Interest expense	3,362	10,150	15,115
Gain on early extinguishment of debt, net	—	—	(53,671)
Impairment of long-lived assets and other charges and credits	(73)	150	92
Income tax benefit	—	(160)	(1,468)
Adjusted EBITDA	$(1,270)	$(2,210)	$(4,950)
Early termination liability (“ETL”)	(587)	—	—
Adjusted EBITDA, net of ETL	$(1,857)	$(2,210)	$(4,950)

FIBERTOWER CORPORATION
Reconciliation of Revenue Adjusted for ETL
(In thousands)

	Three months ended
	3/31/10	3/31/09
Service Revenues	$17,823	$14,719
Early termination liability (“ETL”)	(587)	—
Revenue, net of ETL	$17,236	$14,719